Exhibit 10.12

SERVICE AGREEMENT

The licensee(s) identified on the signature block of this agreement (the “Licensee”) and CIC hereby agree to the following (the “Agreement” or “Service Agreement”).

Please note that “Client”, “you” and “your” refer to the aforementioned Licensee, and “CIC”, “we” and “our” refer to the CIC agent identified in the signature block of this Agreement (the “Agent”) for the Licensor(s) identified on Exhibit A for the locations that you use.

1. License: On behalf of the Licensors identified in Exhibit A, CIC hereby grants you, and you hereby accept from CIC, a license and privilege to operate a workspace and use the facilities designated by CIC (and as set forth in our monthly invoice to you) at one or more of the premises indicated in Exhibit A (individually and collectively the “Premises” or “CIC Premises”). This license does not convey title to any land or buildings and does not create a possessory interest or tenancy of any kind.

Either party may terminate this Agreement and license for any reason or no reason with 30 days’ written notice (the Termination Notice as defined below).

2. Space and Services: We will provide you with one or more workspaces, use of a variety of common facilities, and a range of related workspace services, detailed by location in Exhibit A. Prior to commencing use of a CIC workspace, it is your responsibility to ensure that you have obtained and reviewed an acceptable quote and you acknowledge the listed workspaces and services have been requested and agreed-to.

With our consent, you may add additional workspaces and services under this Agreement at any time, in any CIC Premises. With respect to each CIC Premises in which you operate or use facilities, you agree that the applicable locationspecific provisions for those CIC Premises listed in Exhibit A are hereby incorporated into this Agreement. If CIC adds a new location after this Agreement is executed, and you elect to operate in such new location, the provisions for that location in the latest online Exhibit A at www.cic.us/ExhibitA shall apply. These provisions are individually and collectively referred to herein as “Exhibit A”. In the event of any conflict between a provision of any part of the Agreement and a provision in Exhibit A, the provision in Exhibit A shall prevail.

CIC’s facilities are open to you 24x7. The building provides HVAC services during normal business hours. Use of the Premises for large, private events is possible by prior arrangement.

You agree that the services or actions that may be performed by CIC under this Agreement may also be performed by affiliates of CIC.

3. Moving Out: One of the benefits of our offering is to give you the flexibility to be able to move elsewhere on short notice if your needs change. CIC requests that you provide as much informal notice as possible of any planned decrease in your use of our services. Giving us an idea of your future plans will not prejudice your access to current services, and may allow us to introduce you to alternative options.

Over and above any informal conversations you may have with us, you agree to provide CIC at least 30 days’ advance formal definitive written notice of termination of this Agreement (the “Termination Notice”) as well as of any material reduction of your use of space or services under this agreement. This means 30 days’ Termination Notice is required if you plan to leave, but also if you plan to drop a part of your space at any of CIC’s facilities. Please keep in mind that once you give us formal Termination Notice, CIC will release that space for reservation by others following the date you told us you will no longer require it, and it may not be possible for you to later reverse your decision.

If you choose to vacate your space in fewer than 30 days from the time you provide us with Termination Notice, you will still be responsible for full payment of your fees through the date that is 30 days after Termination Notice is given, regardless of whether we reuse your space for others after you vacate.

If at any time we reasonably believe you have vacated, abandoned a particular space, have left it and do not plan to return to work there, and/or do not plan to continue to pay your fees, we may deem your space to be vacant, we may pack up and remove any property you have left behind, and we may redeploy the space to others’ use. If you had not given formal Termination Notice, we will deem that your Termination Notice was given on the date that we make the above determination. We will do our best to inform you of this action.

4. Use of Workspace: You may use your workspace for general office purposes and for any other purposes set forth by location in Exhibit A and for no other purpose without prior written permission from CIC. You may install typical workspace equipment of the type and quantity typically in use in modern workspaces. You shall not install other equipment without the written consent of CIC.

Most services provided by CIC are provided on an ‘unmetered’ basis. This ‘unmetered’ basis is premised on a good-faith understanding between CIC and Client that this privilege will not be abused. Employing CIC’s services well beyond normal use, defined as the norm amongst other clients, without prior discussion, after having received Notice (as defined below) that CIC is concerned about this level of use, and having been given a reasonable opportunity to cure it, may be considered a breach of this Agreement. We find such overuse at CIC’s facilities is rare. An example would be printing high volumes of material on the color printer. We would say this is a job for a printing company. Most special needs can be accommodated by prior arrangement.

CIC is particularly sensitive to conference room use in this regard. We define “normal use” as frequent short meetings throughout the day, long meetings occasionally, and multi-day long meetings very occasionally. All-day meetings should be no more frequent than once per quarter, on average. You may not use the conference rooms for private phone calls during business hours (9am - 5pm). More liberal usage during off- hours and weekends is fine. Some larger workspaces have dedicated conference spaces, to which these guidelines do not apply. If you expect to need to go beyond these guidelines, please discuss with us prior to your anticipated start date.

5. Mail Service: If mail or packages arrive for you at CIC’s Premises, you give CIC permission to receive, sign for, and sort your mail and packages on your behalf. We perform this work during regular business hours in shared mail and package retrieval areas. All clients of CIC have access to these areas. In certain circumstances we may choose to deliver items to your work area, but this is not a regular service. We always endeavor to take care when handling your items, however, Client will not hold CIC and its affiliates liable for any damages.

If you receive mail at the Premises and later leave, CIC will not itself manually forward mail to your new address unless you make special arrangements for us to do this. We will continue to accept and hold your mail and packages for a onemonth grace period after your official move-out date.

6. Fees and Payment: Client will timely pay all fees invoiced to it or otherwise due, including all applicable taxes. All fees payable under this Agreement shall be due and payable in advance to the entity designated on each invoice in the specified currency, on the first day of each month that this Agreement is in effect. If you have CIC workspaces in multiple countries, the charges associated with each workspace may be invoiced and payable separately. Your invoice for each calendar month will be sent to you prior to the first of that month in order to give you time to review it. It will include charges for that month, as well as any charges from previous months that have not yet been invoiced. All charges appearing on the monthly invoice shall be considered final and agreed to if not questioned in writing to CIC within 90 days of the invoice date.

The standard method of payment that CIC accepts is automatic bank debit. For any client for which automatic bank debit is impractical, alternate acceptable payment methods are specified by location in Exhibit A. If you elect an alternate payment method, you agree to increase your deposit on hand with CIC by one month beyond that required in Section 8 below. If your alternate payment method imposes processing fees on CIC, you agree that these will be passed on to you.

Prices may be adjusted over time by Notice to Client. CIC uses its best efforts to provide communication about anticipated price changes well in advance (generally six to twelve (6-12) months but in no event less than three (3) months) to enable our clients to budget accordingly.

7. Access to Client Workspaces: You acknowledge that CIC’s active management of the Premises and CIC’s provision of a variety of workplace services including, where applicable, phones, internet connections, cleaning, removal of common waste, environmental health and safety services, maintenance, compliance with regulations, and so forth necessitates that CIC be able to access your workspaces in the same manner that your own internal office managers and technology support staff would, without advance Notice, in order to provide said services, view the condition of the workspace, make alterations and repairs and so forth. We will make reasonable efforts to ensure that such visits do not disrupt your operations.

8. Deposit: Upon execution of this Agreement, Client shall pay a deposit equal to one month’s ongoing monthly fees, including all applicable taxes, for the performance of all the provisions of this Agreement (the “Deposit”). In the event that the amount of your ongoing monthly fees has increased or decreased, the amount of the required Deposit will adjust on your next invoice to reflect the new ongoing monthly fees (for example: if you double the amount of space you have and thus your monthly fees double, the amount of your required deposit will double as well, to keep in step with your fees).

CIC may apply your Deposit to any charges or other payments due from you or to any other amount CIC may be required to expend on your behalf. If the Deposit that CIC has on hand from you falls below the required level for any reason, upon being given Notice of this situation, you shall pay to CIC any amount required such that the Deposit on hand will not be less than the full required amount under this Agreement.

The required Deposit amount shall be increased by an additional one (1) month’s fees if you are late in payment on two (2) separate occasions, where Notice of your lateness is provided after the first occasion.

If you are not in default or breach of this Agreement, the unapplied balance of the Deposit shall be returned to you without interest within 30 days’ after your departure.

9. Liability for Damages: Client acknowledges liability for any damage to equipment, furnishings, and any other property of CIC, its affiliates, their Landlords (as defined by location in Exhibit A), or their other clients or tenants caused by Client, its employees, guests, or affiliated parties, excluding damage due to normal wear and tear. Client agrees to pay the cost to repair or replace (at full replacement cost) the damaged property, at the discretion of CIC.

10. Acceptable Use Rules and Regulations: Client acknowledges that no trade or occupation shall be conducted in the workspace or use made thereof which will be unlawful, improper or offensive, or contrary to any law or any municipal by-law or ordinance in force in the location where the Premises are located. CIC explicitly prohibits the conduct of business directly related to pornography or gambling.

You agree that you will not cause or permit to be caused disturbances, create odors or situations any of which may be offensive to other clients or that would interfere with the normal operations of CIC and its other clients. You also agree with CIC that you will not use tobacco products, including electronic cigarettes or smoking devices, while in CIC’s buildings. While at CIC’s facility, you agree not to intentionally display or print pornography, or to permit the same. You agree not to send unsolicited commercial email (spam) using CIC’s network, and to cooperate fully when requested by CIC to remove viruses, worms, Trojans, bots and other malware from its computer systems.

To minimize interference with the common wireless data and voice network(s) CIC provides for the use of all clients, you agree that you will not set up an independent wireless network at CIC’s facility without prior consultation and written approval from CIC’s technology staff.

You may not offer workplace-related services that compete with those offered by CIC.

CIC does not permit its facilities to be used as a substitute for sleeping accommodations. Actively choosing to sleep at CIC’s facility for the night is not consistent with the function of our facility, and we are not equipped to support it.

Clients are welcome to state that they are located at CIC’s facility and are a client of CIC. Client agrees not to describe CIC as a business partner (or similar) without prior written permission from CIC.

It is understood and agreed that you shall comply with any rules and regulations issued by CIC, Licensor, or their Landlords from time to time from and after the date on which you are made aware of such rules and regulations.

11. Non-Discrimination: CIC does not discriminate on the basis of race, gender, religion, age, ethnic or national origin, disability, sexual orientation or sexual identity.

12. Acceptable Ethics, Integrity and Conduct: CIC reserves the right to make determinations in its sole discretion regarding acceptable standards of ethics, integrity and conduct of those who wish to enter CIC’s Premises. Client and their invitees are expected to maintain and promote a respectful workplace environment. Specifically, CIC does not permit aggressive behavior, including threats of violence be they veiled, conditional, or direct. Based on information it has, CIC may place an immediate access restriction on particular individuals, which could include Client employees, potential recruits, invitees, or other Client parties. If this happens, these individuals will not be permitted to come onto the premises of CIC or its affiliates, including for example Venture Cafe managed locations. Application may be made to CIC for special arrangements for access where there is a compelling reason. Client acknowledges and agrees that except as required by law, CIC may determine in its sole discretion what, if any, information it will share about the reason for such restrictions, and that generally it will not communicate such reasons.

13. Addressing Conflict and Inappropriate Behavior: Client understands that from time to time conflicts can occur between individuals in any shared environment such as CIC’s, and that employees and other invitees of clients can be accused of inappropriate behavior in ways that require a response from CIC management in order for CIC to ensure a safe and supportive working environment for all. Such situations may or may not be contrary to law, and they may or may not be readily provable. If such a situation occurs, Client agrees that CIC may use its best judgment with regard to how to resolve or eliminate the issue, with the goal of rapidly and cost-effectively ensuring an outcome that is acceptable to CIC and the community at large. Depending on the nature and severity of the allegation CIC receives, the information CIC has, the extent of readily available proof of such information or allegations, and how likely CIC believes the situation is to reoccur, CIC may elect to privately and confidentially seek to resolve the issue directly with Client’s employee or invitee (without notifying Client’s management) or may elect to directly involve Client’s management. In the event that Client’s management is not notified, the intent is generally to protect the privacy of the accused individual where CIC believes the situation calls for this, in CIC’s judgment, and can be resolved amicably and permanently. In many cases it is possible to achieve resolutions without requiring an investigation. Such resolutions can include the accused party simply acknowledging that they have “heard” the concern, and agreeing to take care in the future that such concerns do not arise again. If circumstances make an extensive investigation unavoidable, or such is required by a court or law enforcement, Client will be responsible for the cost of investigation of matters relating to its employees or invitees’ alleged inappropriate behavior. If in CIC’s judgment the presence of an individual would represent an ongoing hindrance to CIC’s ability to ensure a safe and supportive environment, CIC will let the Client know that Client can no longer grant access to CIC premises for that individual. Client has a duty to CIC and the community at large to take care in the selection of its employees and choice of its invitees and to notify CIC of any situations or circumstances that it considers dangerous or which it believes could pose a threat to the safety or security of CIC or individuals at CIC. Client acknowledges that it is responsible for the actions of individuals it permits to enter the Premises. Client agrees that CIC is not responsible for the economic consequences to Client or the accused individual as a result of actions taken by CIC in good faith to protect the community and that any losses related to Client parties are the Client’s responsibility under the indemnification section of this Agreement (Section 16).

14. Insurance: With respect to the spaces it makes use of from time to time within the Premises, Client agrees to maintain at its own cost during the term hereof insurance coverage that fully adheres to the insurance requirements outlined in Exhibit A for each location that Client uses or operates in, and to provide evidence of such coverage to CIC in the required format. In order to have active access cards to your space, you must be in compliance with all insurance requirements as outlined herein and in Exhibit A. Exhibit A lists the entities, such as Landlords, building property managers, and CIC affiliates that play a role supporting you in each of the locations where you have workspaces with CIC. You agree directly and on behalf of your insurer that where applicable each of those entities listed in Exhibit A associated with the locations that you use or operate a workspace in shall be additional insureds on a primary and non-contributory basis under your general liability insurance (“Additional Insureds”).

All insurance herein required shall be deemed an obligation of Client, not a discharge or limitation of Client’s obligation to indemnify CIC or the Licensors. If CIC provides the name of a particular broker or insurer to the Client, Client agrees that Client is itself nevertheless the sole party responsible for ensuring that such coverage meets these requirements. For purposes of insurance, the insurer may wish to review Exhibit A for more building specific information.

15. Fire and Fire Insurance: The Client shall not permit any use of fire in its workspaces (candles, matches, etc.) for any reason. It will further not permit any use of the workspace which will make voidable any insurance on the property of which the workspace is a part, or on the contents of said property or which shall be contrary to any applicable law or regulation as such may be imposed over time.

16. Indemnification and Liability: You acknowledge that even in the best-managed workplace environments, systems, services, and security failures will occur. We will make our best efforts to provide quality services and otherwise maintain a quality environment, but you acknowledge that we are not responsible for financial or other losses as a consequence of the receipt of services from us, or lack or insufficiency thereof, regardless of the cause. In particular, while CIC uses its best reasonable efforts to protect data while it traverses CIC’s network infrastructure, Clients desiring additional protection are advised to use end-to-end encryption for sensitive data.

To the greatest extent permitted by law, except for harm caused by gross negligence or willful misconduct of CIC or the Licensors, Client hereby indemnifies and holds harmless CIC, the Licensors, affiliates of CIC or Licensors, and their respective officers, employees, agents, contractors, Landlords, Related Parties (as defined below), other clients and property managers from any claims, liabilities, losses or damages incurred by Client or such persons and entities (including all attorneys’ fees, costs and expenses of defense of any action or proceeding) arising out of, directly or indirectly, any claim against, incident to or any injury to or death of the Client, its employees, its assigns, its agents or invitees of any of them or any damage to or loss of property of such persons or entities.

If any court should find any person or entity indemnified hereunder liable for any loss or damage of any kind for any reason related to Client, employees, guests and affiliated parties, Client agrees that, to the greatest extent permitted by law, the limit of such person’s or entity’s liability shall be the amount that Client has paid CIC under this Agreement.

17. Waiver of Subrogation: Client hereby (i) waives on behalf of itself and its insurer(s) (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against Landlord, Sublandlord(s), CIC, the Licensors, any Additional Insureds as defined on Exhibit A, any affiliates of any of the foregoing, and their respective agents, contractors, officers, servants, partners, shareholders, employees, successors and assigns (collectively, the “Related Parties”) for any loss or damage that may occur to or within any CIC premises or buildings or any improvements thereto, or any personal property of such Client therein which is insured against under any insurance policy actually being maintained by such Client from time to time, even if not required, or which would be insured against under the terms of any insurance policy required to be carried or maintained by such Client, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of Landlord and/or the Related Parties; and (ii) agrees to cause appropriate clauses to be included in all of its insurance policies as necessary.

18. Insurance Requirements Waiver: Clients of certain services from CIC may be able to waive the insurance requirements detailed in this Agreement and Exhibit A. In order to waive the insurance requirements, CIC must give prior written consent to the Client by both parties fully executing CIC’s Client Insurance Requirements Waiver Amendment.

19. Maintenance: Client agrees to maintain its workspaces in good condition, damage by normal wear and tear, fire and other casualty only excepted, and acknowledges that the workspaces are now in good order. Client shall not permit the workspaces to be overloaded, damaged, stripped or defaced.

20. Emergency Procedures: Client management should inform all their employees of the life safety policies and emergency procedures of the buildings it uses, and conduct periodic training regarding the same. While CIC’s employees and employees of CIC’s other clients may be available to offer assistance in the event of an emergency, Client’s management should be aware that these individuals are not trained safety professionals, and cannot be relied upon to provide error-free assistance.

21. Blocking or Obscuring Interior Views, and Other Alterations: CIC’s architectural design incorporates specific look and feel features intended to promote a sense of energy, openness and connection within CIC’s spaces. For this reason, clients may not obstruct glass openings/views into and out of workspaces, except as approved in writing by CIC. Fully blocking views into a space is possible when unavoidable, but there is a non-trivial fee associated with doing so.

Client shall not make any alterations or additions to the workspace, without the prior written consent of CIC and shall never make structural alterations or additions. All allowed alterations shall be at Client’s expense and shall be in quality at least equal to the present construction. Client shall not permit any mechanics’ liens, or similar liens, to remain upon the workspace or Premises for labor and material furnished to Client or claimed to have been furnished to Client in connection with work of any character performed or claimed to have been performed at the direction of Client and shall cause any such lien to be released of record forthwith without cost to CIC, the Licensors, or Landlords. Any alterations or improvements made by the Client shall become the property of CIC and the Licensors upon termination of this Agreement.

22. Assignment and Rights and Notifications Concerning Invitees: Client shall not assign this Agreement without CIC’s prior written consent, which may be granted or withheld in CIC’s sole discretion. Notwithstanding such consent, Client shall remain liable to CIC and the Licensors for the payment of all charges and for the full performance of the covenants and conditions of this Agreement. Also notwithstanding such consent, to the extent that a court order, secured credit contract, sale, invitation by the Client for other parties to use CIC’s facilities as their workspaces with or without informing CIC, or other process, introduces new parties which become owners or responsible parties for Client and/or property stored at the CIC’s Premises, Client agrees that such parties are bound to this Agreement, will take such steps as necessary to perfect this, and will notify CIC of the names and contact information for the same parties. These parties shall in all cases be deemed to be signatories to this Agreement by virtue of having taken an interest in property located in the Premises or by virtue of having commenced to use CIC’s services in their own right.

CIC may assign this Agreement to a successor in its discretion.

Client shall not cause or permit any other persons or entities present at CIC’s Premises by the Client’s invitation or consent, whether affiliated with the Client or otherwise, to operate a workspace or conduct a separate business out of CIC’s Premises unless the invitees have entered into an agreement with CIC to do so. CIC shall have sole discretion as to whether others may be added as additional parties to this Agreement. In the event the Client allows any invitee to operate a workspace or conduct a business out of CIC’s Premises without CIC’s permission or modification of this Agreement, the Client hereby agrees on behalf of itself and its insurers that it will defend and indemnify CIC and the Licensors with respect to the invitee to the same extent required under this Agreement with respect to the Client. To avoid any potential confusion concerning whether certain entities are invitees, the Client shall provide CIC with documentation concerning any of its corporate name changes. If Client wishes to do business at CIC’s facility under a name other than its legal name (e.g. by accepting mail under that other name or by using that other name on the sign on its workspace entry, etc.), Client agrees to register such name with the proper local governing authority.

23. Subordination: This Agreement shall be subject and subordinate to any and all leases, mortgages, deeds, management agreements and other instruments in the nature of a lease, mortgage, deed or management agreement, existing now or at any time hereafter, a copy of such shall be furnished to Client at Client’s request, a lien or liens on the property of which the workspace is a part and the Client shall, as requested by CIC, promptly execute and deliver such written instruments as shall be necessary to show the subordination of this Agreement to said lease, mortgage, deed, management agreement or other such instruments in the nature of a lease, mortgage, deed, or management agreement. Termination of the Licensors’ lease or management agreement with the owner of the Premises will terminate this Agreement and all of CIC’s and Licensors’ obligations to the Client.

If the building in which your workspace is located or the Premises leased to the Licensors are destroyed by fire or other cause such that the owner of the building determines not to rebuild the same or exercises any right it may have to terminate Licensor’s lease, this Agreement shall expire at such time as the Licensors’ interest in the building is terminated and Client thereupon shall surrender its workspace to CIC and shall pay all charges through the time of such termination. In the event that such owner shall decide to restore or rebuild the building, and the Licensors’ interest in the building under their lease is not terminated, this Agreement shall remain in full force and effect; however, the charges payable hereunder shall be abated in proportion to the time in which Client has been deprived use of its workspace. In no event shall CIC or the Licensors be liable to Client for any loss or damage occasioned by such fire or other cause.

If the whole or substantially the whole of a building in which your workspace is located is condemned or taken in any manner for any public or quasi-public use or purpose, this Agreement shall cease and terminate as of the date of the taking of possession for such use or purpose. If less than the whole or substantially the whole of such building shall be so condemned or taken, whether or not Client’s workspace is affected, then CIC may, at its option, terminate this Agreement as of the date of the taking of possession of such use or purpose by Notice to Client. Upon any such taking or condemnation and this Agreement continuing in force, the fees payable by the Client hereunder shall be abated in proportion to the time in which Client has been deprived use of its workspace. Client shall have no claim arising from any such taking and, without limitation, no claim against any proceeds paid on account of such taking.

24. Termination: In addition to the termination provisions contained in Sections 1 and 3, CIC may also terminate this Agreement, including but not limited to the Client’s access to the Premises, immediately at any time after the following:

(a) Upon ten (10) calendar days following Notice of delinquency the Client shall fail to pay any charge or other sum due under this Agreement; or

(b) Client shall default in the observance or performance of any other of the Client’s covenants, agreements, or obligations hereunder and such default shall remain uncured after ten (10) calendar days following Notice of the same; or

(c) Client shall be declared bankrupt or insolvent according to law, or, if any assignment shall be made of Client’s property for the benefit of creditors; or

(d) Client makes a material mis-representation to CIC.

25. Holdover: Should Client fail to remove its effects and vacate CIC’s Premises following the termination of this Agreement, Client will be obligated to pay CIC 200% of its regular rates, pro-rated by days, until the date Client vacates CIC’s Premises.

26. Notice: Notice (“Notice”) shall be defined as any notice that is delivered in writing, either by hand, by e-mail, or by physical mail to one or more responsible parties at the Client, provided that there is a reasonable record kept thereof as relating to both the date of the communication and as to the content thereof. Such a reasonable record can include printed or electronic copies of said communications. Any Notice under this Agreement that is sent by mail shall be deemed received, if properly addressed, three (3) business days after any such Notice is sent by certified or registered mail. If the Client’s address as set forth in Exhibit C is given as blank or as being within the Premises, then Notice by physical mail shall be deemed received if delivered by hand to Client’s CIC mailbox within the Premises. Any Notice under this Agreement that is sent by e-mail shall be deemed received, if delivered to the address set forth in Exhibit C or another address reasonably believed by CIC as being that of a responsible party at the Client, three (3) business days after any such Notice is sent, provided that no automatic response has been received from the recipient’s e-mail system indicating non-receipt of the email message or unavailability of the recipient. No oral communication shall be deemed a Notice under this Agreement.

27. Surrender: Client shall, prior to the expiration or other termination of this Agreement, remove all of their property, goods, and effects from CIC’s Premises. Client shall deliver to CIC all keys and access cards thereto. Improvements and fixtures permanently affixed to the CIC’s Premises shall become property of CIC and may not be removed upon departure without express permission from CIC. In the event that any property remains in the Premises after termination for any reason, it shall be deemed that it was Client’s intent that it becomes the property of CIC, to use, sell or dispose of as it sees fit.

28. Non-Solicitation of Employees of CIC: Client hereby acknowledges that employees of CIC and its affiliates have been carefully selected and/or received training from CIC and agrees not to employ or solicit for employment any employee of CIC or its affiliates for a period of twelve (12) months following termination of this Agreement and further agrees that in any case if such employee is hired, Client shall pay CIC the sum equal to the employee’s annual salary previously paid to employee by CIC as liquidated damages.

29. Choice of Law: For clients who operate in any USAbased CIC location, the parties agree that the interpretation, instruction and enforcement of this contract shall be governed by the laws of the Commonwealth of Massachusetts. The parties have selected Massachusetts law for reasons including (i) CIC’s having its headquarters and place of organization in Massachusetts, and (ii) ensuring predictability and uniformity in interpretation, instruction and enforcement of this contract where licenses and privileges granted hereunder may involve Premises in more than one state. For all other clients, the parties agree that the interpretation, instruction and enforcement of this contract shall be governed by the laws of the country and prevailing local municipality where the first CIC Premises Client makes use of hereunder is located.

30. Covered Disputes: CIC and Client mutually agree that any controversy or claim arising out of or relating to any aspect of the Client’s relationship with CIC, the Licensors, or their respective officers, employees, agents, Landlords, other clients or property manager, whether directly related to this Agreement or not, and whether arising before or after the date of this Agreement, which could have been brought in a court of law, shall be deemed “Covered Disputes”. For clients who operate in any USA-based CIC location, the parties agree that Covered Disputes shall be settled according to the Covered Disputes provisions outlined in Exhibit A pertaining to the first USA-based CIC Premises you make use of hereunder. For all other clients, the parties agree that Covered Disputes shall be settled according to the Covered Disputes provisions outlined in Exhibit A pertaining to the first CIC Premises you make use of hereunder.

31. Use of CIC-Collected Data: Our community is unique and its dynamics have garnered interest for the purpose of studying the nature of work, economic development, business formation and growth, etc. Client hereby grants CIC the right to employ such data as we may collect about Client for these purposes, provided that no personally identifiable data relating to the Client or its parties shall be published without Client’s prior written consent.

32. Image CIC policy prohibits anyone from capturing images showing people or client property within private, lockable work areas without advance permission. CIC policy also requires anyone capturing images in common areas (including common work areas such as coworking and dedicated space in open areas) that include close-up images of individuals or their property to obtain advance permission. Client accepts that images of Client related parties or signage may appear incidentally in general, background, pan, and other non-close-up images captured within common and shared areas. Continuous or automatic image-capture devices (e.g. Google Glass and similar devices) must be set to not- capturing mode while within CIC Premises given that close-up shots of individuals cannot be avoided.

33. Representations: Client represents that it is not presently in default of an obligation to a third party lessor or licensor, nor would it be as a consequence of signing this Agreement.

34. Notice of Modifications to this Agreement: Maintaining a safe, productive and innovative CIC will require adjustments to the terms of this Agreement from time to time. In the event that CIC needs to make changes to this Agreement, CIC will provide written Notice of such changes. You have 30 days to review such changes. If you have informed CIC in writing during that period that they are not acceptable, CIC will not apply these modifications to your Agreement. Otherwise, you and we agree to deem that you have found them acceptable, and they will henceforth automatically be incorporated into, and form part of, this Agreement.

35. Nature of Agreements: CIC and Client agree that any oral discussion regarding modifying this Agreement shall be deemed by both parties to be exploratory in nature, and shall be binding on the parties only when reduced to writing and acknowledged in writing by both parties as agreed. This shall be the case even if one or both parties begin to operate on the basis of an oral discussion as though such discussion represented a definitive agreement. “In writing” shall include agreements reached and acknowledged by email, wherein stored electronic copies of emails shall be considered adequate evidence of said agreement. Failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that term of the Agreement, and such provision may be enforced later, at any time, without prejudice. If any provision or provisions of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Client and CIC acknowledge and agree for the benefit of the Licensors identified on Exhibit A (i) that Agent is acting hereunder as duly authorized agent for the Licensors of the relevant Premises identified on Exhibit A, with the power to enter into and enforce this Agreement on behalf of such Licensors, (ii) that Client is bound to CIC and such Licensors under this Agreement, and (iii) that all fees and other amounts paid by Client hereunder for use of space or services at a particular Premises are the property of the Licensor of such Premises identified on Exhibit A.

SERVICE AGREEMENT	Amendment

SIGNATURE BLOCK

SIGNED AND AGREED,

Name of Licensee’s legal entity: Vigil Neuroscience, INC.

Licensee’s federal tax ID#: 85-1880494

(if left blank Agreement becomes a personal obligation of signer)

Signature: /s/ Jennifer Ziolkowski

Name of Authorized Signer: Jennifer Ziolkowski

Title: CFO

Date: 10/12/21

CIC Innovation Communities, LLC (“CIC”), as agent
Signature: /s/ Timothy Rowe

Name of Authorized Signer: Timothy Rowe

Title: CEO

Date: 10/13/2021

SERVICE AGREEMENT	Amendment

SPACE-SPECIFIC AMENDMENT

CIC and Client hereby agree to supplement the Service Agreement’s terms as follows with respect to approximately 6,940 rentable square feet (“RSF”) on the seventh (7th) floor of One Broadway, Cambridge, MA (the “7th Floor Space”):

Section 1. License

Notwithstanding the final sentence of Section 1, the parties agree that Client will have a license to use and occupy the 7th Floor Space as provided in Section 2 below (the “7th Floor License”) from November 1, 2021 through December 31, 2022 at the rates provided in Section 6 below. Client shall be entitled to access the 7th Floor Space from and after September 13, 2021 for the purpose of delivery of furniture and equipment and otherwise readying the 7th Floor Space for occupancy. Such early access shall be on the same terms and conditions as the Service Agreement, as amended herein, except the obligation to pay the licensing fees and any other fees as included in Section 6 hereof.

Neither party may terminate the 7th Floor License before December 31, 2022 except (a) by mutual agreement in a writing signed by both parties or (b) by CIC in accordance with Section 23 and/or Section 24 (as modified below) of the Service Agreement.

For clarity, the 7th Floor Space is part of the “CIC Premises” within the meaning of the Service Agreement. If Client occupies any other part of any CIC Premises, whether at One Broadway or elsewhere, such occupancy will not be subject to this amendment.

Section 2. Space and Services.

The 7th Floor License includes a license to occupy the 7th Floor Space, which is further identified on the attached Exhibit 1. Client shall have access to the 7th Floor Space 24 hours per day, 7 days per week.

The 7th Floor License also includes the following:

•

Use of existing 7th Floor furniture, all in its “as is” condition, at no additional cost to Client for the duration of the 7th Floor License. CIC will provide an inventory of the furniture available to Client but shall not be responsible for any repairs or replacement of said furniture during the term of the license.

•	Seven (7) parking spaces in the One Broadway Garage at the then-applicable monthly rate.

CIC shall deliver the 7th Floor Space with all mechanical, HVAC, electrical (including lights), life safety, and plumbing in good working order, condition, and repair as of November 1, 2021. Otherwise, CIC shall provide the Premises in “as-is” condition. From and after October 15, 2021, Client may request CIC’s permission to perform work above the ceiling of the 7th Floor Space (e.g., IT cabling, voice/data, etc.) at Client’s sole expense, but such work must be authorized by CIC in advance, will require CIC personnel to be on-site for the work, and may not interfere with any other CIC client’s use and occupancy of the Premises.

Section 3. Moving Out

The Parties agree to strike the final paragraph of Section 3.

Section 6. Payment

Notwithstanding the third paragraph of Section 6, the parties agree that the monthly licensing fee for the 7th Floor License from November 1, 2021 through December 31, 2022 shall be $85.00 per RSF gross, net of Client utilities, cleaning fees and parking fees, all as addressed below. Notwithstanding anything to the contrary contained in Section 6 of the Service Agreement, Client shall be entitled to pay any fees pursuant to the Service Agreement, as amended herein, by ACH without further increase in the deposit on hand with CIC.

Client’s licensing fee for the 7th Floor License includes use of all furniture and any costs associated with common area maintenance, operating expenses and real estate taxes attributed to the building and/or the 7th Floor Space. There will be no pass through to Client of any escalation charges.

As provided in Exhibit A to the Service Agreement (“Exhibit A”), Client’s license fee includes Heating, Ventilation and Air Conditioning (HVAC) during normal business hours on weekdays and for the first half of Saturdays. Client may request additional hours of HVAC services from the building at the building’s applicable per-hour rate.

SERVICE AGREEMENT	Amendment

Notwithstanding any contrary language in Exhibit A:

•	Client will be responsible for its electricity usage, paid monthly directly to CIC in addition to the monthly licensing fee.

•	Client will be responsible for its own Internet and telephone services and any associated costs.

•	Client will not have access to conference rooms or other shared service areas (e.g., kitchens, shower rooms) outside the 7th Floor Space.

Client shall pay for parking and for nightly cleaning of the 7th Floor Space, all at then-applicable rates to be passed through by CIC.

For clarity, CIC shall not charge any per-user fees to Client for use and occupancy of the 7th Floor Space.

Section 17. Waiver of Subrogation

The following shall be added to Section 17 of the Service Agreement:

CIC hereby (i) waives on behalf of itself and its insurer(s) (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action or cause of action against Client, or any of Client’s affiliates, agents, contractors, officers, servants, partners, shareholders, employees, successors and assigns for any loss or damage that may occur to or within any CIC premises or building or any improvements thereto, or any personal property of CIC or the Related Parties therein which is insured against under any insurance policy actually being maintained by such CIC from time to time, even if not required, or which would be insured against under the terms of any insurance policy required to be carried or maintained by CIC, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of CIC and/or the Related Parties; and (ii) agrees to cause appropriate clauses to be included in all of its insurance policies as necessary.

Section 21. Blocking or Obscuring Interior Views, and Other Alterations

Notwithstanding anything to the contrary contained in the Service Agreement, including Section 21, the parties acknowledge Client shall be entitled, at its sole expense, to combine currently separately demised spaces within the 7th Floor Space by creating a pass-through between such separately demised spaces within the 7th Floor Space. Client acknowledges in the event CIC shall require the same that Client shall restore, at Client’s sole expense, the separately demised spaces within the 7th Floor Space as of the expiration or earlier termination of this Agreement. Such restoration may not interfere with any other CIC client’s use and occupancy of the Premises.

Section 22. Assignment and Rights and Notifications Concerning Invitees

Notwithstanding anything to the contrary contained in the Service Agreement, including the first sentence of Section 22, Client shall be entitled to assign or sublease its interest in the Agreement with CIC’s prior written consent, not to be unreasonably withheld, conditioned or delayed. In the event Client elects to assign or sublease its interest in the Agreement, CIC retains the right to terminate the 7th Floor License.

Section 24. Termination

With respect to the 7th Floor License, the length of time for termination in part (a), concerning payment delinquency, and in part (b), concerning uncured default, shall be amended to 20 days instead of 10 days.

Section 26. Notice

Notices pursuant to the Service Agreement, as amended herein, shall be sent via reputable overnight delivery to: 300 Technology Square, Floor 8, Cambridge, MA 02139, Attention Jennifer Ziolkowski, Chief Financial Officer, with a copy by e-mail in each instance                    . Client shall be entitled to change such Notice address upon no less than three (3) business days prior written notice to CIC.

Section 27. Holdover

Client shall have the right to remain in the 7th Floor Space after December 31, 2022 on a month-to-month basis for up to six (6) months by paying 150% of the licensing fee. Client shall have no rights to remain in the 7th Floor Space beyond June 30, 2023.

SERVICE AGREEMENT	Amendment

Signature Block.

Notwithstanding anything to the contrary contained in the Service Agreement, as amended herein, in no event shall the signatory of this agreement have any personal liability pursuant to the same.

This Amendment modifies only those terms of the Service Agreement specifically identified above. All other terms of the Service Agreement remain unchanged. In the event of any conflict between any provision of this Amendment and any provision in the Service Agreement other than the final sentence of Section 1, the final paragraph of Section 3, the third paragraph of Section 6, Section 17, Section 21, Section 24, Section 26 and Exhibit A (“Overview of Offerings—CIC Cambridge Campus”), the provision in the Service Agreement shall prevail.

Name of Licensee legal entity:
Vigil Neuroscience, Inc.

Licensee Federal Tax ID#: 85-1880494	CIC Innovation Communities, LLC, as agent

Signature: /s/ Jennifer Ziolkowski	Signature: /s/ Timothy Rowe

Name of Authorized Signer: Jennifer Ziolkowski	Officer’s name: Timothy Rowe

Title: Chief Financial Officer	Title: CEO

DATE: October 9, 2021	DATE: 10/13/2021